CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
Diccicco Battista Communications	Phillips Edison – ARC Shopping Center REIT
tdefazio@dbcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Increases Distribution Rate

CINCINNATI, OH, January 28, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) announced today that its board of directors authorized and the Company has declared an increase to the annualized rate of distributions.  The distribution rate will increase from 6.5% to 6.7% based on a share price of $10.00 for distributions payable to shareholders of record during the months of February and March 2013.  The increased distributions begin to accrue February 1, 2013 for the distributions payable in March 2013.

The board of directors unanimously approved such an increase to the distribution rate as a result of the Company’s growth through numerous strategic acquisitions.  The total size of the Company’s portfolio contains 32 grocery-anchored properties consisting of approximately 3 million square feet, with 13 market-leading grocers in 15 states with an aggregate purchase price of approximately $367.5 million.

“We are pleased to announce this increase in our monthly distribution to our shareholders,” said Jeff Edison, Co-Chairman of the Board and CEO of the Company.  Mr. Edison continued, “We feel this increase comes at the right time, as the combination of favorable debt markets and attractive cap rates at which we can acquire properties, has allowed us to continue to increase the size of our portfolio.”

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States.  The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices.  As of January 28, 2013, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 32 grocery-anchored shopping centers totaling 2,997,845 square feet.  For more information on the company, please visit the website at www.phillipsedison-arc.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect,” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

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